UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 29, 2023

BEL FUSE INC.
(Exact name of registrant as specified in its charter)

New Jersey	000-11676	22-1463699
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

206 Van Vorst Street, Jersey City, New Jersey	07302
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (201) 432-0463

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Class A Common Stock ($0.10 par value)	BELFA	Nasdaq Global Select Market
Class B Common Stock ($0.10 par value)	BELFB	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Bel Fuse Inc. (“Bel,” “we” or the “Company”) has made certain changes to its executive compensation for the 2023 performance year, as further described below.  The changes, which were recommended by Meridian Compensation Partners (“Meridian”), an independent outside compensation consulting firm, are aimed to implement a compensation program that is designed to support a high-performing organization; be competitive with the market in which we compete for business and talent to retain and attract executives that contribute to our long-term success; align the interests of our executives with our Company and our shareholders; achieve results that are aligned with Bel’s culture; and seek to effectively manage the total cost of the program.

On March 29, 2023, our Board of Directors (the “Board”), upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved and adopted an Incentive Compensation Program (the “Incentive Program”), which is designed to incentivize our named executive officers (“NEOs”) to achieve critical financial and nonfinancial goals that we believe drive our financial and operational results and will help to enhance shareholder value.  Under the Incentive Program, the Compensation Committee is responsible for establishing performance goals, award opportunities and evaluating and determining related payout levels, each as described in more detail below.

Achievement of the overall Company or business unit performance objectives, as applicable to the particular NEO, will drive the funding of each NEO’s respective incentive compensation awards under the Incentive Program.  The preliminary funding for any award under the Incentive Program as a result of Company/business unit performance achieved will then be assessed under individual performance indicators to be established by the Compensation Committee for each NEO, resulting in an upward or downward adjustment of the total award amount based on individual performance.  Individual performance indicators to be established by the Compensation Committee will vary by individual and may relate to matters including strategic initiatives, customer/client outcomes, leadership skills and talent.  A final determination as to a NEO’s performance under the individual performance indicators will be made by the Compensation Committee. The result of the achievement of the applicable Company or business unit performance objectives, as adjusted taking into account the evaluation of the NEO’s performance under his respective individual performance indicators, will be the final incentive compensation award for such NEO under the Incentive Program.

Each NEO may earn between 0% and 200% of the target total incentive award opportunity based on achieved performance against pre-set performance goals, with 25% of target earned for threshold performance, 100% of target earned for target performance, and 200% for maximum performance. For performance between threshold and target, and target and maximum, the payout will be interpolated on a linear basis for performance between the pre-established benchmarks. Once the amount of the total incentive award is determined, a portion will be delivered in cash and a portion will be deferred into restricted stock subject to time-based vesting requirements.

Pursuant to the Incentive Program, for 2023, the Compensation Committee assigned each of our NEOs a target total incentive award opportunity, expressed as a percentage of their annual base salary, and based on competitive market data and the executive’s position, responsibilities, and role. The target total incentive award opportunity percentages and corresponding dollar amounts for 2023 under the Incentive Program for each of our NEOs are as follows:

Named Executive Officer	2023 Target Total Incentive Award Opportunity (% of Base Salary)	2023 Target Total Incentive Award Opportunity ($)
Daniel Bernstein, President and Chief Executive Officer	150%	900,000
Farouq Tuweiq, Chief Financial Officer and Treasurer	125%	468,750
Dennis Ackerman, President of Bel Power Solutions	125%	406,250
Peter Bittner III, President of Bel Connectivity Solutions	125%	375,000

For 2023, Messrs. Bernstein’s and Tuweiq’s incentive performance targets will be based on overall Company performance; and Messrs. Ackerman’s and Bittner’s incentive performance targets will be based on the financial performance of the Bel Power Solutions and Bel Connectivity Solutions business units, respectively. As discussed above, incentive awards will then be subject to adjustment based on individual performance. For 2023, any award earned by our Chief Executive Officer under the Incentive Program will be paid 50% in cash and 50% in restricted stock with time-based vesting; any awards earned by our other NEOs will be paid 60% in cash and 40% in restricted stock with time-based vesting.

In connection with the changes to our 2023 executive compensation, our Compensation Committee additionally made the following changes for 2023 to the base salaries for our NEOs, following a review by our Compensation Committee of competitive market data and recommendations of Meridian:

Named Executive Officer	2022 Base Salary	2023 Base Salary
Daniel Bernstein	$400,000	$600,000
Farouq Tuweiq	$270,000	$375,000
Dennis Ackerman	$300,000	$325,000
Peter Bittner III	$275,000	$300,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEL FUSE INC.
(Registrant)

Date: April 4, 2023 By:	/s/ Daniel Bernstein
Daniel Bernstein
President and Chief Executive Officer